                                                                    EXHIBIT 23.2



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Anadarko Petroleum Corporation:

We consent to the use of our report dated January 31, 2003, incorporated by reference herein, relating to the consolidated balance sheets of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Anadarko Petroleum Corporation and to the reference to our firm under the heading "Experts" in the prospectus supplement. Our report refers to changes in accounting for goodwill in 2002, derivative instruments in 2001 and foreign crude oil inventories in 2000.

/s/ KPMG LLP

Houston, Texas
May 1, 2003